SES Solar Begins Construction of Manufacturing Facility

Plant Expected to Be Completed Before Year End

GENEVA -- 07/25/2007 -- SES Solar Inc. (OTCBB: SESI), a European-based developer of cost-effective, high productivity solar panels and solar roof tiles, is pleased to announce that it has commenced construction of its new manufacturing facility in Plan-les-Ouates, Geneva, Switzerland. The new facility will produce solar panels, solar modules and solar tiles and is expected to be completed before December 31, 2007.

"We are very pleased that construction has begun on our state-of-the-art manufacturing facility," said Jean-Christophe Hadorn, chief executive officer and president at SES Solar Inc. "We will be able to compete with foreign producers because we are applying new module assembly processes that will minimize the amount of manpower required."

SES Solar's facilities are located in the heart of an industrial park that features Geneva's high technology sector. SES Solar's production plant will be a technological showcase, with its architectural design integrating high-performance photovoltaic elements in the roof and façade.

About SES Solar Inc.

SES Solar's wholly owned subsidiary, SES Switzerland, was incorporated under the laws of Switzerland on March 26, 2001. Its principle business is the production of solar photovoltaic modules and roof tiles from silicon cells. SES Switzerland's proprietary products are based upon integrating unique architecture on commercially available high-performance modules and solar tiles. SES Switzerland services global market integrators and resellers as well as its own clientele and is positioned as one of the few manufacturers in Europe that can also produce customized solar photovoltaic modules that are larger than three square meters. Additionally, SES Switzerland's patented industrial production process yields photovoltaic modules in Europe at Asian manufacturing costs. Of great importance in today's world is that SES Switzerland's photovoltaic technology turns solar energy directly into useable electricity without releasing carbon dioxide. For additional information please visit www.sessolar.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, additional unforeseen expenses that the company incurs in implementing its growth strategy; the failure by the company to operate effectively in a highly competitive industry with many participants; the company's ability to keep pace with technological advances and correctly identify and invest in the technologies that become commercially accepted; the company's ability to protect its intellectual property rights and exposure to infringement claims by others; the company's ability to operate efficiently, without work stoppages, labor disputes, equipment/mechanical break-downs and in compliance with current and new governmental regulations; the company's ability to generate revenues, and the company's ability to obtain financing to build the manufacturing facility as well as if and when necessary to meet cash requirements.

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